EXHIBIT 2
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IMMEDIATE                                                  D. JEFFRY BENOLIEL
                                                           CORPORATE SECRETARY
                                                           (610) 832-7850



                 QUAKER CHEMICAL CORPORATION ANNOUNCES
                     SHAREHOLDER RIGHTS AGREEMENT

March 6, 2000

CONSHOHOCKEN, PA (NYSE: KWR) - Ronald J. Naples, Chairman and Chief Executive Officer of Quaker Chemical Corporation, announced that at a meeting today the Board of Directors of the Company approved a Shareholder Rights Agreement. Pursuant to the Agreement, the Board declared a dividend of one Right on each outstanding share of the Company's Common Stock. The Agreement was entered into to insure that the Company's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to encourage third parties interested in acquiring the Company to negotiate directly with the Board of Directors. There are no proposed takeover attempts known to the Company.

The Rights will trade together with the Common Stock and will not be exercisable initially. The Rights generally will become exercisable if a person or group acquires or announces an intention to acquire 20% or more of the outstanding shares of the Company's Common Stock. Once the Rights are exercisable, shareholders other than the acquiring person or group may purchase one one-hundredth of a share of the Company's Class B Preferred Stock at a discount. Each one one-hundredth of a share of Preferred Stock has substantially the same economic and voting attributes as a share of the Company's Common Stock. Under certain circumstances, the Rights will entitle shareholders to buy shares in an acquiring entity at a discount.

The record date for the Rights dividend is March 20, 2000. The Rights will expire March 20, 2010 unless earlier redeemed or exchanged. The Company's Board of Directors may redeem all Rights for $.01 per Right generally at any time before the Rights become exercisable.

The Rights previously issued by the Company on February 20, 1990 pursuant to a Shareholder Rights Agreement dated February 7, 1990 have expired by their terms.

Quaker Chemical Corporation, headquartered in Conshohocken, Pennsylvania, is a worldwide developer, producer, and marketer of custom-formulated chemical specialty products and a provider of fluid management services for manufacturers around the globe, primarily in the steel and automotive industries.